Exhibit 99.1

Mercantile Bank Corporation Reports Strong Third Quarter 2018 Results

Healthy loan growth and continued strength in core profitability highlight quarter

GRAND RAPIDS, Mich., October 16, 2018 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $10.1 million, or $0.61 per diluted share, for the third quarter of 2018, compared with net income of $8.3 million, or $0.51 per diluted share, for the respective prior-year period. Net income during the first nine months of 2018 totaled $30.5 million, or $1.83 per diluted share, compared to $23.3 million, or $1.41 per diluted share, during the first nine months of 2017.

Interest income related to purchased loan accounting entries increased net income during the third quarter of 2018 by $0.3 million, or $0.02 per diluted share, and net income during the first nine months of 2018 by $2.7 million, or $0.16 per diluted share; during the respective 2017 periods, net income increased $1.1 million, or $0.07 per diluted share, and $2.6 million, or $0.15 per diluted share, as a result of these entries. A bank owned life insurance claim during the first quarter of 2017 increased reported net income during the first nine months of 2017 by $1.2 million, or $0.07 per diluted share. Excluding the impacts of these transactions, diluted earnings per share increased $0.15, or 34.1 percent, during the third quarter of 2018 compared to the prior-year third quarter, and $0.48, or 40.3 percent, during the first nine months of 2018 compared to the respective 2017 period.

Net income during the third quarter of 2018 and the first nine months of 2018 benefited from a reduction in the corporate federal income tax rate, which was lowered from 35 percent to 21 percent on January 1, 2018, as a result of the enactment of the Tax Cuts and Jobs Act. Mercantile’s effective tax rate was 19.0 percent during both the third quarter and first nine months of 2018, down from 30.8 percent and 30.7 percent during the respective prior-year periods.

“We are pleased to report that our current quarter operating results represent a continuation of the robust performance demonstrated during the first half of the year,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our sustained strength in core profitability, sound capital position, and healthy commercial and residential mortgage loan pipelines position us to finish the year in strong fashion and take advantage of future growth opportunities.”

Third quarter highlights include:

●	Strong earnings performance and capital position
●	Robust net interest margin
●	Growth in several fee income categories

●	Controlled overhead costs
●	Strong asset quality, as reflected by low levels of nonperforming assets and loans in the 30- to 89-days delinquent category
●	New commercial term loan originations of approximately $119 million
●	Continued strength in commercial loan pipeline

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $34.5 million during the third quarter of 2018, up $1.3 million, or 3.9 percent, from the prior-year third quarter. Net interest income during the third quarter of 2018 was $29.8 million, up $1.2 million, or 4.2 percent, from the third quarter of 2017, reflecting a higher level of earning assets and an increased net interest margin.

The net interest margin was 3.87 percent in the third quarter of 2018, up from 3.83 percent in the prior-year third quarter. The improved net interest margin exhibits a higher yield on average earning assets, primarily reflecting an increased yield on commercial loans and a change in earning asset mix, which more than offset a higher cost of funds, mainly due to increased costs of certain non-time deposit accounts, time deposits, and borrowed funds. The increased yield on commercial loans primarily reflects the impact of higher interest rates on certain variable-rate commercial loans stemming from the Federal Open Market Committee raising the targeted federal funds rate by 25 basis points in each of the past four quarters. The change in earning asset mix mainly reflects loan growth and a reduction in interest-earning deposit balances. On average, higher-yielding loans represented 86.8 percent of earning assets during the third quarter of 2018, up from 84.8 percent during the prior-year third quarter, while lower-yielding interest-earning deposit balances represented 2.0 percent of earning assets during the current-year third quarter, down from 3.9 percent during the respective 2017 period.

Net interest income and the net interest margin during the third quarters of 2018 and 2017 were affected by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014. Increases in interest income on loans totaling $0.4 million and $1.8 million were recorded during the third quarters of 2018 and 2017, respectively. Purchased loan accretion amounts vary from period to period as a result of periodic cash flow re-estimations, loan payoffs, and payment performance. Increases in interest expense on subordinated debentures totaling $0.2 million were recorded during both the current-year third quarter and prior-year third quarter.

Mercantile recorded provisions for loan losses of $0.4 million and $1.0 million during the third quarters of 2018 and 2017, respectively. The provision expense recorded during the third quarter of 2018 primarily reflects loan growth, while the provision expense recorded during the prior-year third quarter mainly reflects an increased allocation related to the economic conditions environmental factor and loan growth.

Noninterest income during the third quarter of 2018 was $4.7 million, up $0.1 million, or 2.2 percent, from the $4.6 million recorded during the third quarter of 2017. The increase in noninterest income primarily reflects higher credit and debit card fees, service charges on accounts, and payroll processing revenue. Mortgage banking activity income declined slightly in the third quarter of 2018 compared to the prior-year third quarter, mainly reflecting the impacts of rising residential mortgage loan interest rates and a limited supply of homes for sale in Mercantile’s markets.

Noninterest expense totaled $21.7 million during the third quarter of 2018, up $1.4 million, or 7.1 percent, from the respective 2017 period. The higher level of expense primarily resulted from increased salary costs, mainly reflecting annual employee merit pay increases and higher stock-based compensation expense, as well as pay increases for all hourly employees.

Mr. Kaminski continued, “As anticipated, our net interest margin remained strong during the third quarter of 2018, reflecting ongoing sound asset quality, disciplined loan pricing, and a beneficial balance sheet structure. Our cost of funds continued to trend upwards in the third quarter, reflecting the continuing rising interest rate environment; however, its impact was more than offset by an increased yield on earning assets, primarily reflecting higher interest rates on certain variable-rate commercial loans. We believe that our current balance sheet structure postures our net interest income to benefit from any further Federal Open Market Committee tightening. Our strategic initiatives related to enhancing fee income continue to be successful, and we remain focused on controlling overhead costs. Although mortgage banking activity income continues to be hampered by the increasing interest rate environment and lack of inventory in our markets, we are pleased with the current pipeline and elevated level of pre-qualifications, and are enhancing our efforts to sell a greater percentage of originated mortgage loans.”

Balance Sheet

As of September 30, 2018, total assets were $3.30 billion, up $13.4 million from December 31, 2017. Over the same time period, total loans increased $139 million, equating to an annualize growth rate of 7.2 percent, while interest-earning deposits decreased $117 million, or 80.6 percent. During the twelve months ended September 30, 2018, total loans were up $143 million, or 5.6 percent, while interest-earning deposits were down $94.9 million, or 77.1 percent. The declines in interest-earning deposit balances primarily resulted from the funds being used to meet loan funding requirements. Approximately $119 million in commercial term loans to new and existing borrowers were originated during the third quarter of 2018, as continuing sales and relationship-building efforts resulted in additional lending opportunities. As of September 30, 2018, unfunded commitments on commercial construction and development loans totaled approximately $152 million, which are expected to be largely funded over the next 12 to 18 months.

Raymond Reitsma, President of Mercantile Bank of Michigan, noted, “After experiencing sluggish net loan growth during the fourth quarter of 2017 and a slight contraction in the loan portfolio during the first quarter of 2018 primarily due to certain larger commercial loan payoffs, we are very pleased with the net growth of $146 million during the combined second and third quarters of the current year, which produced an annualized growth rate of about 7 percent for the first nine months of 2018. The loan growth realized during the past two quarters reflects growth in the commercial portfolio, most notably in the commercial and industrial category, as well as the residential mortgage loan portfolio. We continue to attract new customer relationships and meet the needs of our existing customers with an ongoing commitment to sound underwriting and appropriate pricing. Based on our current pipeline, we believe that the commercial loan portfolio will reflect solid growth in future periods. Our strategic initiatives that were designed to increase residential mortgage market penetration continue to be effective, as depicted by growth in the portfolio for the tenth consecutive quarter. Residential mortgage loan pre-qualifications remain elevated, with the current level being about two times higher than the level at the same time last year.”

As of September 30, 2018, commercial and industrial loans and owner-occupied commercial real estate (“CRE”) loans combined represented approximately 59 percent of total commercial loans, while non-owner occupied CRE loans equaled about 35 percent of total commercial loans.

Total deposits at September 30, 2018 were $2.51 billion, down $13.6 million and up $19.8 million from December 31, 2017, and September 30, 2017, respectively, while local deposits were up $7.9 million and $43.2 million during the respective time periods. New commercial loan relationships and the success of various deposit account initiatives drove the growth in local deposits. Wholesale funds were $321 million, or approximately 11 percent of total funds, as of September 30, 2018, compared to $323 million and $325 million as of December 31, 2017, and September 30, 2017, respectively.

Asset Quality

Nonperforming assets at September 30, 2018, were $5.8 million, or 0.2 percent of total assets, compared to $9.4 million, or 0.3 percent of total assets, at December 31, 2017. The decline in nonperforming assets during the first nine months of 2018 primarily reflects successful loan collection efforts and sales of bank-owned properties that were no longer being used or considered for use as bank facilities. The level of past due loans remains nominal, and loan relationships on the internal watch list generally declined in number and dollar volume during the first nine months of 2018. Net loan recoveries were $0.1 million during the third quarter of 2018 and $1.1 million during the first nine months of 2018. Net loan charge-offs totaled $0.1 million during the prior-year third quarter and $1.1 million during the first nine months of 2017.

Capital Position

Shareholders’ equity totaled $379 million as of September 30, 2018, an increase of $13.6 million from year-end 2017. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 12.8 percent as of September 30, 2018, compared to 12.6 percent at December 31, 2017. At September 30, 2018, the Bank had approximately $87 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,616,502 total shares outstanding at September 30, 2018.

Mr. Kaminski concluded, “Our strong financial performance during the first nine months of 2018 positions us to meet profitability and growth targets. As evidenced by the ongoing cash dividend program, including the announcement of an increased fourth quarter dividend and special dividend earlier today, we remain committed to enhancing total shareholder value. Our market-leading products and services and focus on developing mutually-beneficial relationships have been instrumental in our ability to gain new clients and retain existing customers successfully. We are excited about the opportunities that are available to us in our markets as we continue to seek out prospective customers.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.3 billion and operates 47 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President & CEO	Executive Vice President & CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Third Quarter 2018 Results

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2018	2017	2017
ASSETS
Cash and due from banks	$51,824,000	$55,127,000	$53,941,000
Interest-earning deposits	28,193,000	144,974,000	123,110,000
Total cash and cash equivalents	80,017,000	200,101,000	177,051,000

Securities available for sale	326,531,000	335,744,000	330,090,000
Federal Home Loan Bank stock	11,072,000	11,036,000	11,036,000

Loans	2,697,417,000	2,558,552,000	2,554,272,000
Allowance for loan losses	(21,692,000)	(19,501,000)	(19,193,000)
Loans, net	2,675,725,000	2,539,051,000	2,535,079,000

Premises and equipment, net	48,104,000	46,034,000	45,606,000
Bank owned life insurance	69,628,000	68,689,000	66,858,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible	6,038,000	7,600,000	8,156,000
Other assets	33,518,000	28,976,000	31,306,000

Total assets	$3,300,106,000	$3,286,704,000	$3,254,655,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$879,442,000	$866,380,000	$826,038,000
Interest-bearing	1,629,368,000	1,655,985,000	1,663,005,000
Total deposits	2,508,810,000	2,522,365,000	2,489,043,000

Securities sold under agreements to repurchase	112,378,000	118,748,000	122,280,000
Federal Home Loan Bank advances	240,000,000	220,000,000	220,000,000
Subordinated debentures	46,029,000	45,517,000	45,347,000
Accrued interest and other liabilities	13,424,000	14,204,000	15,439,000
Total liabilities	2,920,641,000	2,920,834,000	2,892,109,000

SHAREHOLDERS' EQUITY
Common stock	312,544,000	309,772,000	309,033,000
Retained earnings	80,275,000	61,001,000	55,258,000
Accumulated other comprehensive income/(loss)	(13,354,000)	(4,903,000)	(1,745,000)
Total shareholders' equity	379,465,000	365,870,000	362,546,000

Total liabilities and shareholders' equity	$3,300,106,000	$3,286,704,000	$3,254,655,000

Mercantile Bank Corporation
Third Quarter 2018 Results

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
INTEREST INCOME
Loans, including fees	$32,918,000	$30,746,000	$97,087,000	$86,406,000
Investment securities	2,255,000	1,906,000	6,628,000	5,594,000
Other interest-earning assets	313,000	382,000	1,071,000	641,000
Total interest income	35,486,000	33,034,000	104,786,000	92,641,000

INTEREST EXPENSE
Deposits	3,574,000	2,652,000	9,921,000	6,543,000
Short-term borrowings	63,000	45,000	181,000	142,000
Federal Home Loan Bank advances	1,201,000	1,033,000	3,134,000	2,690,000
Other borrowed money	808,000	660,000	2,286,000	1,920,000
Total interest expense	5,646,000	4,390,000	15,522,000	11,295,000

Net interest income	29,840,000	28,644,000	89,264,000	81,346,000

Provision for loan losses	400,000	1,000,000	1,100,000	2,350,000

Net interest income after provision for loan losses	29,440,000	27,644,000	88,164,000	78,996,000

NONINTEREST INCOME
Service charges on accounts	1,127,000	1,076,000	3,259,000	3,148,000
Credit and debit card income	1,378,000	1,215,000	3,955,000	3,497,000
Mortgage banking income	1,235,000	1,326,000	3,115,000	3,233,000
Payroll services	328,000	285,000	1,128,000	983,000
Earnings on bank owned life insurance	318,000	328,000	969,000	2,394,000
Other income	322,000	375,000	1,213,000	1,243,000
Total noninterest income	4,708,000	4,605,000	13,639,000	14,498,000

NONINTEREST EXPENSE
Salaries and benefits	12,932,000	11,636,000	38,027,000	33,796,000
Occupancy	1,648,000	1,598,000	5,049,000	4,707,000
Furniture and equipment	659,000	543,000	1,789,000	1,625,000
Data processing costs	2,150,000	2,071,000	6,415,000	6,155,000
Other expense	4,261,000	4,362,000	12,931,000	13,585,000
Total noninterest expense	21,650,000	20,210,000	64,211,000	59,868,000

Income before federal income tax expense	12,498,000	12,039,000	37,592,000	33,626,000

Federal income tax expense	2,375,000	3,702,000	7,142,000	10,331,000

Net Income	$10,123,000	$8,337,000	$30,450,000	$23,295,000

Basic earnings per share	$0.61	$0.51	$1.83	$1.41
Diluted earnings per share	$0.61	$0.51	$1.83	$1.41

Average basic shares outstanding	16,611,411	16,483,492	16,602,701	16,463,245
Average diluted shares outstanding	16,619,295	16,494,540	16,610,544	16,474,534

Mercantile Bank Corporation
Third Quarter 2018 Results

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2018	2018	2018	2017	2017
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2018	2017
EARNINGS
Net interest income	$29,840	29,225	30,199	28,402	28,644	89,264	81,346
Provision for loan losses	$400	700	0	600	1,000	1,100	2,350
Noninterest income	$4,708	4,550	4,381	4,503	4,605	13,639	14,498
Noninterest expense	$21,650	21,414	21,147	19,848	20,210	64,211	59,868
Net income before federal income tax expense	$12,498	11,661	13,433	12,457	12,039	37,592	33,626
Net income	$10,123	9,446	10,881	7,979	8,337	30,450	23,295
Basic earnings per share	$0.61	0.57	0.66	0.48	0.51	1.83	1.41
Diluted earnings per share	$0.61	0.57	0.66	0.48	0.51	1.83	1.41
Average basic shares outstanding	16,611,411	16,601,400	16,595,115	16,525,625	16,483,492	16,602,701	16,463,245
Average diluted shares outstanding	16,619,295	16,610,819	16,604,325	16,536,225	16,494,540	16,610,544	16,474,534

PERFORMANCE RATIOS
Return on average assets	1.22%	1.17%	1.36%	0.97%	1.03%	1.25%	1.00%
Return on average equity	10.64%	10.25%	12.07%	8.70%	9.21%	10.97%	8.87%
Net interest margin (fully tax-equivalent)	3.87%	3.92%	4.06%	3.76%	3.83%	3.95%	3.80%
Efficiency ratio	62.67%	63.40%	61.15%	60.32%	60.78%	62.40%	62.46%
Full-time equivalent employees	637	667	640	641	634	637	634

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.91%	4.92%	5.14%	4.76%	4.81%	4.99%	4.68%
Yield on securities	2.70%	2.64%	2.61%	2.60%	2.50%	2.65%	2.43%
Yield on other interest-earning assets	1.98%	1.80%	1.52%	1.29%	1.28%	1.73%	1.14%
Yield on total earning assets	4.60%	4.60%	4.70%	4.35%	4.41%	4.63%	4.32%
Yield on total assets	4.28%	4.27%	4.37%	4.04%	4.10%	4.31%	4.01%
Cost of deposits	0.56%	0.53%	0.50%	0.45%	0.43%	0.53%	0.37%
Cost of borrowed funds	2.14%	2.01%	1.83%	1.74%	1.75%	2.00%	1.66%
Cost of interest-bearing liabilities	1.11%	1.02%	0.94%	0.88%	0.85%	1.02%	0.77%
Cost of funds (total earning assets)	0.73%	0.68%	0.64%	0.59%	0.58%	0.68%	0.52%
Cost of funds (total assets)	0.68%	0.63%	0.60%	0.55%	0.54%	0.64%	0.49%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$386	777	2,271	683	1,757	3,434	3,925
Trust preferred - increase interest expense	$171	171	171	171	171	513	513
Core deposit intangible - increase overhead	$477	530	556	556	556	1,563	1,801

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$66,829	62,032	40,937	62,526	61,962	169,798	160,698
Purchase mortgage loans originated	$47,704	41,239	25,137	33,958	41,254	114,080	101,892
Refinance mortgage loans originated	$19,125	20,793	15,800	28,568	20,708	55,718	58,806
Total mortgage loans sold	$30,713	24,114	19,813	26,254	33,858	74,640	81,692
Net gain on sale of mortgage loans	$1,116	851	729	1,051	1,131	2,696	2,875

CAPITAL
Tangible equity to tangible assets	9.98%	9.87%	9.63%	9.56%	9.54%	9.98%	9.54%
Tier 1 leverage capital ratio	11.76%	11.81%	11.50%	11.24%	11.18%	11.76%	11.18%
Common equity risk-based capital ratio	10.93%	11.03%	11.04%	10.71%	10.54%	10.93%	10.54%
Tier 1 risk-based capital ratio	12.35%	12.49%	12.52%	12.19%	12.01%	12.35%	12.01%
Total risk-based capital ratio	13.05%	13.19%	13.20%	12.85%	12.66%	13.05%	12.66%
Tier 1 capital	$382,829	375,167	367,546	359,047	354,087	382,829	354,087
Tier 1 plus tier 2 capital	$404,521	396,334	387,520	378,548	373,280	404,521	373,280
Total risk-weighted assets	$3,100,158	3,003,778	2,935,367	2,946,527	2,949,011	3,100,158	2,949,011
Book value per common share	$22.84	22.57	22.19	22.05	21.99	22.84	21.99
Tangible book value per common share	$19.50	19.20	18.79	18.61	18.49	19.50	18.49
Cash dividend per common share	$0.24	0.22	0.22	0.19	0.19	0.68	0.55

ASSET QUALITY
Gross loan charge-offs	$169	273	654	920	709	1,096	2,315
Recoveries	$294	766	1,127	628	607	2,187	1,197
Net loan charge-offs (recoveries)	$(125)	(493)	(473)	292	102	(1,091)	1,118
Net loan charge-offs to average loans	(0.02%)	(0.08%)	(0.08%)	0.05%	0.02%	(0.06%)	0.06%
Allowance for loan losses	$21,692	21,167	19,974	19,501	19,193	21,692	19,193
Allowance to originated loans	0.88%	0.89%	0.87%	0.88%	0.88%	0.88%	0.88%
Nonperforming loans	$4,852	4,965	5,742	7,143	8,231	4,852	8,231
Other real estate/repossessed assets	$948	842	2,384	2,260	2,327	948	2,327
Nonperforming loans to total loans	0.18%	0.19%	0.23%	0.28%	0.32%	0.18%	0.32%
Nonperforming assets to total assets	0.18%	0.18%	0.25%	0.29%	0.32%	0.18%	0.32%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$3,908	3,650	3,571	3,574	3,648	3,908	3,648
Commercial real estate:
Land development	$0	0	0	35	50	0	50
Construction	$0	0	0	0	0	0	0
Owner occupied	$1,543	1,957	3,913	4,272	4,627	1,543	4,627
Non-owner occuped	$0	0	0	36	84	0	84
Non-real estate:
Commercial assets	$331	180	620	1,444	2,126	331	2,126
Consumer assets	$18	20	22	42	23	18	23
Total nonperforming assets	5,800	5,807	8,126	9,403	10,558	5,800	10,558

NONPERFORMING ASSETS - RECON
Beginning balance	$5,807	8,126	9,403	10,558	7,239	9,403	6,408
Additions - originated loans	$999	300	1,426	402	4,789	2,725	9,550
Merger-related activity	$5	17	29	0	210	51	226
Return to performing status	$0	0	(175)	0	(120)	(175)	(233)
Principal payments	$(857)	(778)	(1,557)	(688)	(1,089)	(3,192)	(3,546)
Sale proceeds	$(147)	(1,807)	(299)	(101)	(373)	(2,253)	(576)
Loan charge-offs	$(3)	(50)	(597)	(754)	(91)	(650)	(1,179)
Valuation write-downs	$(4)	(1)	(104)	(14)	(7)	(109)	(92)
Ending balance	$5,800	5,807	8,126	9,403	10,558	5,800	10,558

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$818,113	776,995	739,805	753,764	776,562	818,113	776,562
Land development & construction	$39,396	37,868	31,437	29,872	28,575	39,396	28,575
Owner occupied comm'l R/E	$542,730	533,075	531,152	526,327	485,347	542,730	485,347
Non-owner occupied comm'l R/E	$811,767	818,376	794,206	791,685	805,167	811,767	805,167
Multi-family & residential rental	$94,101	95,656	96,428	101,918	119,170	94,101	119,170
Total commercial	$2,306,107	2,261,970	2,193,028	2,203,566	2,214,821	2,306,107	2,214,821
Retail:
1-4 family mortgages	$301,765	283,657	264,996	254,560	236,075	301,765	236,075
Home equity & other consumer	$89,545	91,229	93,180	100,426	103,376	89,545	103,376
Total retail	$391,310	374,886	358,176	354,986	339,451	391,310	339,451
Total loans	$2,697,417	2,636,856	2,551,204	2,558,552	2,554,272	2,697,417	2,554,272

END OF PERIOD BALANCES
Loans	$2,697,417	2,636,856	2,551,204	2,558,552	2,554,272	2,697,417	2,554,272
Securities	$337,603	342,178	348,024	346,780	341,126	337,603	341,126
Other interest-earning assets	$28,193	69,402	163,879	144,974	123,110	28,193	123,110
Total earning assets (before allowance)	$3,063,213	3,048,436	3,063,107	3,050,306	3,018,508	3,063,213	3,018,508
Total assets	$3,300,106	3,288,521	3,293,900	3,286,704	3,254,655	3,300,106	3,254,655
Noninterest-bearing deposits	$879,442	884,470	830,187	866,380	826,038	879,442	826,038
Interest-bearing deposits	$1,629,368	1,645,341	1,709,866	1,655,985	1,663,005	1,629,368	1,663,005
Total deposits	$2,508,810	2,529,811	2,540,053	2,522,365	2,489,043	2,508,810	2,489,043
Total borrowed funds	$401,575	373,642	373,824	387,468	390,868	401,575	390,868
Total interest-bearing liabilities	$2,030,943	2,018,983	2,083,690	2,043,453	2,053,873	2,030,943	2,053,873
Shareholders' equity	$379,465	374,919	368,340	365,870	362,546	379,465	362,546

AVERAGE BALANCES
Loans	$2,658,092	2,596,828	2,552,070	2,534,729	2,534,364	2,602,718	2,466,156
Securities	$342,593	340,990	348,431	346,318	339,125	343,983	338,901
Other interest-earning assets	$61,810	63,336	123,633	138,095	116,851	82,700	75,029
Total earning assets (before allowance)	$3,062,495	3,001,154	3,024,134	3,019,142	2,990,340	3,029,401	2,880,086
Total assets	$3,295,129	3,232,038	3,249,794	3,248,828	3,220,053	3,259,153	3,106,899
Noninterest-bearing deposits	$893,181	848,650	805,214	849,751	805,650	849,337	785,940
Interest-bearing deposits	$1,628,346	1,635,755	1,690,135	1,635,727	1,648,235	1,651,186	1,574,293
Total deposits	$2,521,527	2,484,405	2,495,349	2,485,478	2,453,885	2,500,523	2,360,233
Total borrowed funds	$383,830	365,124	376,890	384,168	393,910	375,307	382,496
Total interest-bearing liabilities	$2,012,176	2,000,879	2,067,025	2,019,895	2,042,145	2,026,493	1,956,789
Shareholders' equity	$377,574	365,521	365,521	363,823	359,131	371,005	351,288